THE LEATHER FACTORY, INC.
                            3847 East Loop 820 South
                             Fort Worth, Texas 76119

                        --------------------------------

                                 PROXY STATEMENT
                        --------------------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 22, 1997


     The accompanying proxy, mailed together with this Proxy Statement, is solicited by The Leather Factory, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on May 22, 1997 (the "Annual Meeting"), at 10:00 a.m., Central Daylight Time, in the Scott and Van Zandt Rooms at the Radisson Hotel, Fort Worth, Texas, and any adjournments thereof. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of Proxy were first mailed to stockholders of the Company (the "Stockholders") on or about April 22, 1997.

     As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the Meeting include (1) the election to the Board of Directors of seven directors to serve as directors until the Company's 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified; (2) the ratification of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997; (3) the transacting of any other proper business brought before the meeting or any adjournments or postponements thereof.

     All holders of record of shares of the Company's Common Stock at the close of business on April 22, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 9,853,161 shares of Common Stock. Each share of Common Stock is entitled to one vote for each director to be elected and upon all other matters to be brought to vote by the Stockholders at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date, exclusive of treasury shares, is necessary to constitute a quorum at the Annual Meeting. Provided a quorum is present, the persons receiving a plurality of the votes of the shares represented in person or by proxy and entitled to vote on the election of directors, shall be elected directors. The affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting is required on all other actions proposed.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes have no effect on determining plurality, except to the extent that they affect the total votes that any particular nominee receives. Abstentions may be specified on all other proposals and will be counted as present for purpose of the item on which the abstention is noted. Under the rules of the American Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors only.

     Any Stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a Stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted FOR the nominees for director identified below.

     Certain officers and directors of the Company own in excess of two-thirds of the outstanding shares of Common Stock that will be entitled to vote at the meeting, and it is anticipated that these shares will be voted in favor of the nominees for director as identified below. Thus, approval of the nominees for director identified below is assured.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997, by (i) each director and nominee for director, (ii) the executive officers of the Company named in the table under "Executive Compensation - Summary of Cash and Certain Other Compensation", (iii) all executive officers and directors of the Company as a group, and (iv) all persons who are known by the Company to be beneficial owners of 5% or more of the Company's outstanding Common Stock. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to such shares.


             Names of Directors, Officers and                             Number of
                    5% Shareholders(1)                                  Shares Owned                    Percent
                    ---------------                                     ------------                    -------
Wray Thompson                                                              2,840,647                      28.83
Ronald C. Morgan                                                           1,930,897 (2)                  19.60
Robin L. Morgan                                                            1,178,403 (3)                  11.96
The Leather Factory, Inc. Employees'
 Stock Ownership Plan & Trust                                                746,178 (4)                   7.57
Fred N. Howell                                                                20,100                        *
William M. Warren                                                             20,025 (5)                    *
H.W. "Hub" Markwardt                                                          12,300                        *
Luther A. Henderson                                                           10,000                        *
All Executive Officers and Directors
 as a group (11 persons)                                                   6,335,522 (6)                  63.9

---------
*    Less than 1% of the class.

(1) The address of Wray Thompson, Ronald C. Morgan, Robin L. Morgan and the ESOP(as defined below)is 3847 East Loop 820 South, Fort Worth, Texas 76119.

(2) Total shares beneficially owned by Mr. Morgan does not include 1,178,403 shares held by Robin L. Morgan, Mr. Morgan's wife, in which Mr. Morgan disclaims beneficial ownership.

(3) Total shares beneficially owned by Ms. Morgan does not include 1,930,897 shares held by Ronald C. Morgan, Ms. Morgan's husband, in which Ms. Morgan disclaims beneficial ownership.

(4) The Trustee of the Employees' Stock Ownership Plan & Trust ("ESOP") votes the shares held by the ESOP which are allocated to participant accounts, as directed by the participants or beneficiaries of the ESOP and, except in certain limited circumstances, may acquire and dispose of the assets of the ESOP only as the ESOP Committee of the ESOP directs. The trustee of the ESOP has sole voting and dispositive power with regard to unallocated shares. As of the date indicated above, there were 64,631 unallocated shares held by the ESOP. The ESOP Committee presently consists of Ronald C. Morgan, Robin L. Morgan, Fred N. Howell, Anthony C. Morton and Coy Kindsfather. As members of this Committee, such persons may be deemed to share investment power with respect to the allocated shares held by the ESOP. Each of the members of the ESOP Committee disclaims any beneficial ownership of the securities held by the ESOP except for those that have been allocated to such member as a participant in the ESOP. The total number of shares held by the ESOP is not included in the number of shares reflected in the table as being owned by such persons.

(5) Includes 9,800 shares held by Mr. Warren as the representative for Loe, Warren, Rosenfield, Kaitcer & Hibbs, P.C. Mr. Warren claims sole voting and investment power with respect to such shares.

(6) Does not include the beneficial interests of such persons in shares allocated to their accounts with the ESOP.

                              ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall from time to time be fixed and determined only by resolution of the Board of Directors. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7).

     Directors of the Company may be elected by the affirmative vote of the holders of a plurality of the outstanding Common Stock who are represented at the Annual Meeting of Stockholders in person or by proxy, as long as a quorum is present. The nominees listed below will stand for election at this Annual Meeting for a one-year term of office expiring at the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Proxies cannot be voted for the election of more than seven persons to the Board.

     Unless otherwise directed on any duly executed and dated proxy, it is the intentions of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and qualified:


NAME                               AGE                      POSITION

Wray Thompson (1)(2)                65       Chairman of the Board, Chief
                                             Executive Officer, President,
                                             and Director
Ronald C. Morgan (1)(2)             49       Executive Vice President, Chief
                                             Operating Officer and Director
Robin L. Morgan (1)(2)              46       Vice President - Administration,
                                             Asst. Secretary and Director
William M. Warren                   52       Secretary, General Counsel,
                                             and Director
Fred N. Howell (3)                  56       Treasurer, Chief Financial Officer
                                             and Director
Luther A. Henderson (1)(3)(4)       76       Director
H. W. Markwardt  (1)(3)(4)          61       Director
---------------------
(1)  Member of 1995 Stock Option Plan Committee
(2)  Member of 1995 Director Non-Qualified Stock Option Plan Committee
(3)  Member of Audit Committee
(4)  Member of Compensation Committee

     The Company is informed that the nominees listed above are willing to serve as directors. However, if any of these individuals should decline or become unable to serve as a director for any reason, then votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

Business Experience of Directors

     Wray Thompson, has served as the Chairman of the Board, President, and Chief Executive Officer of the Company since June 1993. Mr. Thompson was a co-founder of The Leather Factory, Inc., a Texas corporation ("TLF-Texas"), the Company's predecessor. Mr. Thompson has served as the Chairman of the Board, Chief Executive Officer and a Director for TLF-Texas since its inception in 1980. Prior to 1980, Mr. Thompson spent twenty two years with the Tandy Leather Company. Tandy Leather Company, now a division of Tandycrafts, Inc., manufactures and retails leathercraft materials, kits, and equipment. Having risen from a manager-trainee position, Mr. Thompson was President of Tandy Leather Company from 1977 to 1979. Before becoming President, he was an Executive Vice President for one year and Vice President of the Western Division for one year. From 1970 to 1975, Mr. Thompson was a regional manager, during which time he was presented the Sales and Marketing Executives (SME) Award as Tandy Leather Company's outstanding salesman. He progressed through various levels of management involving from one to several retail locations from 1958 to 1970. Mr. Thompson attended the University of Texas and Texas Wesleyan University.

     Ronald C. Morgan, has served since June 1993 as Chief Operating Officer, Executive Vice President, and Director of the Company. As a co-founder of TLF-Texas, Mr. Morgan has served as Chief Operating Officer, Executive Vice President, and as a Director of TLF-Texas since its formation in 1980. Mr. Morgan was employed by the Tandy Leather Company ten years prior to 1980. During this ten year period he was promoted through various levels of management in such a manner that he progressed from manager-trainee to Vice President - Eastern Division by 1977. Mr. Morgan was a Vice President of Tandy Leather Company from 1977 to 1980, directing operations for 350 retail stores. From 1970 through 1976, Mr. Morgan served in several positions of management of Tandy Leather Company in New York, Pennsylvania, California, Arizona and Texas. Mr. Morgan presently serves on the Board of Directors of Karts International Inc. of Covington, Louisiana and is a member of the RM

Acquisition Group in Dallas, Texas. Mr. Morgan attended college at Southern Colorado State College and holds a Bachelor of Science degree from West Texas State University.

     Robin L. Morgan has served as Vice President of Administration, Assistant Secretary and Director of the Company and TLF-Texas since June 1993. In this position, Ms. Morgan is responsible for international banking such as the processing and coordination of Letters of Credit issued in relation to the Company's importation of merchandise, and for special projects, employee benefits, and insurance. Ms. Morgan has also served as Assistant Secretary since August 12, 1993. Ms. Morgan, formerly Robin L. Myers, served as a Director and Secretary/Treasurer from 1981 to 1993 of TLF-Texas, during which time she managed all accounting functions of TLF-Texas in addition to the responsibilities noted above. As Ms. Myers, she purchased an interest in TLF-Texas in 1981. She served from 1980 to 1981 as the Assistant Advertising Manager for TLF-Texas. This position included the coordination and development of a direct mail advertising program. From 1979 to 1980, Ms. Morgan was Manager/Accounting Coordinator for Cast Consulting Corporation in Middletown, New York. Ms. Morgan served as the Office Manager of several Tandy Leather Company locations from 1972 to 1980. She attended Albright College in Reading, Pennsylvania. In addition, Ms. Morgan graduated with an Associate of Arts degree in Psychology from Harrisburg Area Community College.

     William M. Warren has served as Secretary, General Counsel, and Director of the Company since June 1993. Mr. Warren has been since 1980 General Counsel of TLF-Texas. Since 1979, Mr. Warren has been President of the law firm now known as Loe, Warren, Rosenfield, Kaitcer & Hibbs, P.C. This law firm is involved in a general civil and trial practice encompassing such areas of practice as probate, tort, corporation, bankruptcy, family law, personal injury and workers' compensation law, real estate and commercial litigation. Mr. Warren practices primarily in the areas of corporate and bankruptcy law. Prior to formation of the professional corporation noted above, Mr. Warren practiced law with the late
H. Joe Loe from 1970 to 1979. Having received the highest score on the Arkansas Bar Examination, Mr. Warren was licensed to practice in Arkansas and Texas in 1970. In addition to being a member of the State Bar of Texas, he is also a member of the American Bar Association, Business Law Section. He is admitted to practice in all Texas State Courts, all Arkansas State Courts, the U.S. District Courts for the Northern and Western Districts of Texas, and the U.S. Court of Appeals for the 5th and 6th Circuits. Other directorships held by Mr. Warren include Loe, Warren, Rosenfield, Kaitcer & Hibbs, P.C., Wichita, Tillman and Jackson Railroad Company, and Idaho Northern & Pacific Railroad Company. Mr. Warren holds a Doctor of Jurisprudence from Southern Methodist University Law School as well as a Bachelor of Arts in History and Government from Texas Christian University.

     Fred N. Howell has served as Chief Financial Officer, Treasurer, and Director of The Leather Factory since November 1996. From August 1996 through October 1996, he served as Vice President of Planning. From 1992 to 1996, Mr. Howell was a private investor. From 1985 to 1992, he and his wife operated a travel agency in Arlington, Texas. From 1967 until his retirement in 1985, Mr. Howell was employed by Atlantic Richfield Company ("ARCO"). Some of his relevant experience during his employment include: Financial Director of International Coal Operations with CFO responsibilities for international coal operations in Australia, Indonesia, and South America; Senior Corporate Financial Analyst on the Corporate CFO staff in Los Angeles, California with responsibility for domestic coal, oil, and gas operations, excluding Alaska; Manager of Performance Reporting and Analysis, Budgets, and Capital Expenditure Control of the Synthetic Crude and Minerals Division; and Planning Coordinator responsible for strategic planning activities for operations in Canada, New Mexico, and on shore Texas in ARCO Oil and Gas Company. Mr. Howell has a Bachelor of Business Administration in Accounting from Texas Tech University and a Master of Business Administration from The University of Dallas.

     Luther A. Henderson, a Director of the Company since March 1994, is currently the President of Pirvest, Inc., a privately-held investment company, and Chairman of the Board of Medical Ventures, Inc., a San Diego, California based organization specializing in the development and ownership of medical imaging and treatment centers. He also serves on the Board of Directors of Ridgewood Properties, Inc., Atlanta, Georgia and Beeba's Creations, Inc., San Diego, California. From 1985 to 1993, Mr. Henderson served as Founder-Chairman for Pier 1 Imports, Inc., Fort Worth, Texas ("Pier 1"), a retailer of imported decorative home furnishings. Prior to 1985, he held at Pier 1 the positions of Chairman from 1983 to 1985 and President from 1966 until 1983. From 1953 until 1966, Mr. Henderson served as Vice President, Treasurer and Director of Tandy Corporation and was in charge of its Pier 1 Imports Division from its formation in 1962 until 1966, when Pier 1 became an independent company. Following service in the U.S. Navy during World War II, Mr. Henderson joined the family business, Chickasaw Lumber Company, where he was employed until joining Tandy Corporation in 1953. Mr. Henderson holds a Bachelor of Science degree from Texas Christian University and a Master of Business Administration from Northwestern University. Mr. Henderson is also a Certified Public Accountant.

    H.W. "Hub" Markwardt, founder of Encon Industries, L.P. ("Encon"), served as Encon's Chief Operating Officer from 1977 until 1995. The first company to import ceiling fans into the United States, Encon has developed into one of the world's largest ceiling fan suppliers, now reaching markets throughout North and South America, Europe, and the Pacific Rim, currently selling 2.5 million ceiling fans annually. In 1954, Mr. Markwardt joined Mid-Continent Supply Company, advancing to the company's top sales post during his 21-year tenure there. While at Mid-Continent, Markwardt opened Antique Village, an antique importing business. Mr. Markwardt left Mid-Continent in 1974 to pursue the thriving antiques business, and soon founded a second company, the East / West Trading Company to source oil-field equipment manufactured in the Far East. In 1977, Mr. Markwardt began inporting ceiling fans for sale in the Southern United States. The ceiling fan business expanded rapidly, and in 1980 Mr. Markwardt sold both of his other companies in order to focus on his flagship company, Encon Industries. Mr. Markwardt's professional affiliations include: Board of Directors, American Fan Association 1981-82, for which Mr. Markwardt was a co-founder, Charter Member of the Home Center Industry President's Council. Professional Honors include: Fort Worth Star Telegram Tarrant County Top 40 Export Company, 1990, 1991, 1992, 1993; Mayor's Award for Employment of the Mentally and Physically Handicapped, 1989; Entrepreneur of the Year finalist, 1994.


                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     For the fiscal year ending December 31, 1996, the Board of Directors held four meetings. No director attended fewer than 75% of the meetings of the Board of Directors.

     The Board of Directors established an Audit Committee in March 1994. The members of this committee are Chairman, Luther Henderson, Secretary, Fred N. Howell, and H. W. "Hub" Markwardt. Certain representative duties of the Audit Committee, pursuant to the Audit Committee Charter, are: (i) to review with the Company's management and independent accountants, the Company's general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls, (ii) to review prior to the annual audit, the scope and general extent of the independent accountants' audit examination,
(iii) to review with management and the independent accountants, upon completion of the independent audit, financial results for the year, prior to the release of annual financial results to the public, (iv) to discuss with Company management the scope and quality of internal accounting and financial reporting controls in effect, and (v) to recommend to the Board of Directors as to the retention or nonretention of the independent accountants. The Audit Committee met three times during 1996.

     The Board of Directors established a Compensation Committee in September 1994. The members of this committee are Chairman, Luther Henderson and H. W. "Hub" Markwardt. The Compensation Committee met twice during 1996. The Board of Directors has no standing nominating committee as the entire board nominates those individuals to serve as directors.

     The Board of Directors established the 1995 Stock Option Plan Committee in September 1995. The members of this Committee are Chairman, Ronald C. Morgan, Luther A. Henderson, H. W. "Hub" Markwardt, Robin L. Morgan and Wray Thompson. The 1995 Stock Option Plan Committee has the general duty to review and approve the granting of stock options pursuant to the 1995 Stock Option Plan. The 1995 Stock Option Plan Committee met once during 1996.

     The Board of Directors established the 1995 Director Non-Qualified Stock Option Plan Committee (the "Director Plan Committee") in September 1995. The Director Plan Committee was composed of Chairman, Ronald C. Morgan, Robin Morgan and Wray Thompson. The Director Plan Committee reviews and approves granting of stock options for the Board of Directors pursuant to the terms of the 1995 Director Plan. The 1995 Director Plan Committee met once during 1996.


Directors' Compensation

     A director who is an officer of the Company is not compensated for service as a member of the Board of Directors or any committee of the Board. For the fiscal year ended December 31, 1996, directors who were not officers received $1,000 per meeting, with the non-employee members of the Audit Committee and the Compensation Committee receiving $250 per meeting.

     Pursuant to the provisions of the Company's 1995 Director Plan, three individuals were granted options to purchase 2,000 shares each for a total of 6,000 shares.

                      EXECUTIVE OFFICERS OF THE COMPANY

     Certain information is set forth below concerning the executive officers of the Company.

NAME                       AGE               POSITION
Wray Thompson              65                Chairman of the Board, Chief
                                             Executive Officer, President,
                                             and Director
Ronald C. Morgan           49                Executive Vice President, Chief
                                             Operating Officer and Director
Jon W. Thompson            35                Senior Vice President - Operations
Robin L. Morgan            46                Vice President - Administration,
                                             Asst. Secretary and Director

David L. Ferrill           57                Vice President - Sales/Distribution
                                             Units
Mark J. Angus              36                Vice President - Sales
Gregory J. Sartor          39                Vice President - Sales
William M. Warren          52                Secretary, General Counsel,
                                             and Director
Fred N. Howell             56                Treasurer, Chief Financial Officer
                                             and Director

Business Experience of Executive Officers

     See "Election of Directors - Business Experience of Directors" for certain information with respect to Wray Thompson, Ronald C. Morgan, Robin L. Morgan, William M. Warren and Fred N. Howell.

     Jon W. Thompson has served as Senior Vice President in charge of operations for the Company and TLF-Texas since June 1993. Mr. Thompson earned the change in title due to the promotion of three former product line managers to the level of vice president. Since having been promoted to Vice President of TLF-Texas in 1990, his duties have remained the same. Since 1990, he has overseen the distribution units and the warehouse operations as well as managed the functions directed by the three operational vice presidents (former product line managers). In addition, Mr. Thompson is responsible for the sourcing of new products from both the domestic and import markets. From 1982 to 1990, Mr. Thompson managed the Fort Worth unit of TLF-Texas as well as assisted in the formation of the craft and metals product lines. He was selected to fill the post of Manager of the Fort Worth unit upon its opening in 1982. In 1981, he became Assistant Manager of the Denver unit of TLF-Texas. Mr Thompson has been with TLF-Texas since 1980.

     David L. Ferrill has been the Company's Vice President - Sales/Distribution Units since January 1995. In his current position, Mr Ferrill assists in the management of the operations of all selling locations. Prior thereto, Mr. Ferrill served as Vice President - American Leather for the Company and TLF-Texas from June 1993 to January 1995. From 1991, when TLF-Texas acquired the assets and company name of American Leather Company in Tampa, Florida, until June 1993, Mr. Ferrill held the position of General Manager - American Leather. Since joining TLF-Texas in 1984, he has served as Vice President of Marketing from 1990 to 1991, National Sales Manager from 1986 to 1990, and General Manager, Midas Metals Product Line from 1984 to 1986. Prior to employment with TLF-Texas, Mr. Ferrill spent a brief period of time outside the industry as President of Loading Dock Furniture, a retail furniture operation, from 1979 to 1984. From 1962 to 1979 he progressed from manager-trainee to Vice President - Western Division of Tandy Leather Company. Mr. Ferrill held the position of Vice President - Western Division from 1978 to 1979. During his tenure at this post he managed approximately 150 retail stores. In 1976, he was promoted to National Sales Manager, where he handled all national contracts and worked to develop training and incentive programs for the store managers and employees. From 1974 to 1976, Mr. Ferrill served Tandy Leather Company as Regional Manager for California, Oregon, Washington, Idaho, Utah, and Nevada. He worked in Kansas City, Missouri from 1970 to 1974, first as store manager and then as a District Manager for Tandy Leather Company. From 1962 to 1970, Mr. Ferrill served in various positions involving store management as well as one as an Area Manager. He attended Phillips University, Enid, Oklahoma.

     Mark J. Angus has served as the Company's Vice President - Sales since January 1995. In this capacity, Mr. Angus works with major manufacturing customers and serves as liaison with Roberts, Cushman & Co., a wholly-owned TLF subsidiary, relative to sales, product development and marketing. Mr. Angus is also involved in new product development with certain portions of TLF's product line. Before January 1995, Mr. Angus served as Vice President - Sales and Design for the Company and TLF-Texas. He held this position from June 1993 to January 1995. As an employee of TLF-Texas and the Company, Mr. Angus has been involved in buckle and metal design work as well as sales to major manufacturers since 1990. Mr. Angus' designs comprise a substantial number of the Company's copyrights. He is also responsible for the design of the Company's patented belt buckle. From 1985 to 1990, Mr. Angus managed TLF-Texas' location in Des Moines, Iowa. Prior to joining TLF-Texas in 1985, Mr. Angus was involved in several businesses owned by his family in which he was exposed to all areas of the operations. These entities included All Crafts Corporation, for which he served as Secretary/Treasurer from 1977 to 1985. In addition to his duties as Secretary/Treasurer, Mr. Angus managed one of All Crafts Corporation's stores located in Sunbury, Pennsylvania, from 1980 to 1985. This store, one of TLF-Texas' original dealers, sold crafts, leathercrafts, leather, finishes, and dyes as well as a line of western wear clothing. Having worked with leathercraft all his life, Mr. Angus also started writing and publishing leathercraft books and designing patterns for leathercraft work in 1982. From 1977 to 1985, he worked contemporaneously with Columbia Feed & Supply in Columbia, New Jersey, another of the family's business interests. All of the family's business interests were sold or dissolved prior to Mr. Angus' employment with the Company. Mr. Angus entered the family businesses at age 16, upon his graduation from high school. His high school education was such that he received four years of intensive training in art.

    Gregory J. Sartor was named the Company's Vice President - Sales in January 1995. In this position Mr. Sartor directs a department established to create new selling markets, primarily involving sales to retailers. Formerly Mr. Sartor served the Company and TLF-Texas as Vice President - Crafts from June 1993 to January 1995. Mr. Sartor served TLF-Texas as Sales Manager to craft stores from 1991 to June 1993. In his former positions, Mr. Sartor was responsible for product selection and development of all craft merchandise sold through independent stores, distributors, and chain stores. Prior to joining TLF-Texas in 1991, he had been employed by S-T Leather Company, St. Louis, Missouri, since 1983. Mr. Sartor served as President of S-T Leather Company from 1984 to 1991 after one year as General Manager. His duties as President included responsibility for all business operations including sales, purchasing, personnel, accounting, and operations. From 1979 to 1983, he progressed from a manager-trainee to store manager for various units in the Tandy Leather Company. Mr. Sartor holds a Bachelor of Science in Business Administration from Michigan Technological University, Houghton, Michigan.


Family Relationships

     Except for Ronald C. Morgan and Robin L. Morgan, who are husband and wife, and Wray Thompson and Jon W. Thompson who are father and son, there are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.


                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation

     The following table sets forth compensation paid to or for the benefit of the executive officers (3) named below in 1996, 1995 and 1994. No other person serving as an executive officer as of December 31, 1996 received salary and bonus compensation in excess of $100,000 during fiscal 1996.

Summary Compensation Table

                                                                                           Long Term
                                           Annual Compensation                            Compensation
                                           -------------------                            ------------
         Name and                                                       Other Annual      Stock Options          All Other
     Principal Position    Year     Salary ($)         Bonus ($)    Compensation ($)     Awards (Shares)   Compensation(1) ($)
     ------------------    ----     ---------          --------     ----------------     ---------------   -------------------
Wray Thompson              1996     175,000                 0                   0                0                 1,157
  Chairman, President      1995     175,000                 0                   0                0                 1,140
   and CEO                 1994     150,000            35,000                   0                0                 4,500

Ronald C. Morgan,          1996     157,333                 0                   0                0                   801
  Executive VP, Chief      1995     155,500                 0                   0                0                   775
  Operating Officer,       1994     120,000            35,000                   0                0                 3,000

Jon W. Thompson            1996     100,000                 0                   0                0                   771
  Senior Vice President    1995      95,000                 0                   0          100,000                   840
                           1994      65,000            15,000                   0                0                 3,000



(1) The amounts in this column represent the amounts accrued on behalf of the named individuals for the annual contribution to the Company's ESOP

Compensation Committee Report

     The Compensation Committee of the Company's Board of Directors consists entirely of outside directors of the Company. For 1996 and prior years, the Company utilized discretionary bonuses for its Executive Officers as well as certain other officers of the Company. These bonuses were determined on a subjective basis, using historical bonus amounts, the availability of cash, the need to provide bonuses to other officers and employees, the business prospects for the upcoming year, and the increase in net income for the year in question as general guidelines. No other quantitative criteria were used in the determination of the discretionary bonuses. Due to the loss reported for the fiscal year ended December 31, 1996, no bonuses were awarded to the Executive Officers or other officers of the Company.

Employees' Stock Ownership Plan and Trust

    The Executive Officers participated in the ESOP in keeping with the terms and provisions of the ESOP, in the same manner as all other participants of the ESOP. Effective January 1, 1990, and as subsequently amended and restated on July 15, 1993 and October 1, 1993, the Company established the ESOP for employees with at least one year of service (as defined by the ESOP) and who have reached their 21st birthday.

     As of December 31, 1996, 165 employees and former employees were participants in and beneficiaries of the ESOP. Under the ESOP, the Company makes annual cash or stock contributions to a trust for the benefit of eligible employees. The trust invests in shares of the Company's Common Stock. The amount of the Company's annual contribution is discretionary. Amounts contributed to the ESOP vest over a period of years (0% prior to three years of service and 100% for three or greater years of service) and shares of Common Stock vested in participants will be distributed upon the participant's separation from service, retirement, death or permanent disability.

     For the fiscal years ended December 31, 1994, 1995, and 1996, the Company's Board of Directors approved contributions of 3%, .8% and .8%, respectively, of annual compensation for the eligible employees. The Company contributed $1,157, $801 and $771, respectively, as contributions for Messrs. Wray Thompson, Morgan and Jon Thompson for the fiscal year ended December 31, 1996.


COMPENSATION COMMITTEE           1995 STOCK OPTION PLAN COMMITTEE

Luther Henderson, Chairman       Ronald Morgan, Chairman
H. W. "Hub" Markwardt            Robin  Morgan             Luther Henderson
                                 Wray Thompson             H. W. "Hub" Markwardt

                             STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative four-year total stockholder return with the Standard & Poor's Smallcap 600 Index, and the common stock of a peer group of companies ("Peer Group") whose returns are weighted according to their respective market capitalizations. The graph assumes that $100 was invested on August 2, 1993 (the earliest trading data available) in the Common Stock, the Standard & Poor's Smallcap 600 Index, and the Peer Group, and that all dividends were reinvested. The Peer Group consists of companies included in SIC 5190 - Miscellaneous Non-Durable Goods Wholesale. The following graph is not, nor is it intended to be, indicative of future performance of the Common Stock.

[GRAPHIC OMITTED]

Company/Index                               8/2/93           Dec 93         Dec 94        Dec 95         Dec 96
----------------------------------------------------------------------------------------------------------------
LEATHER FACTORY INC                          100             245.00         170.00         97.48          32.48
S&P SMALLCAP 600 INDEX                       100             110.50         105.23        136.75         165.91
PEER GROUP                                   100             117.89         133.84        163.67         132.91

                       Data Source: S&P Compustat Services


                              CERTAIN TRANSACTIONS

    During 1996 the law firm of Loe, Warren, Rosenfield, Kaitcer and Hibbs, P.C., of which Mr. William M. Warren, Secretary, General Counsel, and Director of the Company, is a shareholder, was compensated for rendering services to the Company.

    During 1996, the Company purchased certain notes from NationsBank that are collateralized by the Company's common stock. These notes relate to shares issued under the Company's 1993 Non-Qualified Incentive Stock Option Plan. The following table sets forth the balance as of December 31, 1996 on notes that mature on December 31, 1997 and are due from individuals that are officers of the Company.

         Name and Relationship                                   Amount of
           with the Company                                     Stock Loan

Mark Angus (Executive Officer)                                  $61,703.35
David L. Ferrill (Executive Officer)                            $7,506.70
Gregory J. Sartor (Executive Officer)                           $51,475.06

    At December 31, 1996, the aggregate amount of all of the Loans, including individuals that are not officers of the Company, totaled approximately $269,305.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the United States Securities and Exchange Commission (the "SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of the Company's outstanding stock were complied with during the fiscal year ended December 31, 1996.


                                    AUDITORS

    Representatives of the Company's auditors for the fiscal year ended December 31, 1996, Ernst & Young LLP, are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

    In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders, such proposals must be received at the Company's offices at 3847 East Loop 820 South, Fort Worth, Texas 76119, Attention: Secretary, by December 1, 1997.


                             SOLICITATION OF PROXIES

    The solicitation of proxies in the enclosed form is made on behalf of the Company's Board of Directors. The Company will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                  OTHER MATTERS

    The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the meeting. However, if any other proper items of business should come before the meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

    The Annual Report to Stockholders for the fiscal year ended December 31, 1996, which includes the financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Annual Meeting.

    Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

    COPIES OF THE COMPANY'S 1996 ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K (WHICH IS THE COMPANY'S ANNUAL REPORT) ARE AVAILABLE TO SHAREHOLDERS UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO FRED N. HOWELL, 3847 EAST LOOP 820 SOUTH, FORT WORTH, TEXAS, 76119, 817/496-4414. THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO FRED N. HOWELL, 3847 EAST LOOP 820 SOUTH, FORT WORTH, TEXAS, 76119, 817/496-4414 CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 1997. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.


                       By Order of the Board of Directors,



                                            William M. Warren
                                            General Counsel and Secretary


Fort Worth, Texas
April 22, 1997